Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

Contact:

Dennis Curtin

Weis Markets, Inc.

570-847-3636

dcurtin@weismarkets.com

WEIS MARKETS REPORTS FIRST QUARTER RESULTS

Sunbury, PA (May 3, 2021)  –  Weis Markets, Inc. (NYSE:WMK) today reported its sales increased 2.1 percent to $1.0 billion during the thirteen-week period ended March 27, 2021, compared to the same period in 2020, while first quarter comparable store sales increased 1.4 percent.

The Company’s first quarter net income decreased 9.1 percent to $24.3 million compared to $26.7 million in 2020, while earnings per share totaled $0.90 compared to $0.99 per share for the same period in 2020.

“The World Health Organization declared the novel coronavirus (COVID-19) a pandemic on March 11, 2020 which resulted in restaurant, business and school closings while other companies transitioned to working remotely. The result was a record surge in demand for food retailers” said Jonathan H. Weis, Chairman, President and CEO.

“Our first quarter 2021 results remained significantly elevated in absolute terms and were in line with expectations with sales up 14.8 percent and net income up 69.6 percent compared to the pre-pandemic levels in first quarter 2019, which is a more appropriate baseline for comparison,” said Mr. Weis. “We are extremely proud of what our associates accomplished throughout the pandemic. During these challenging and evolving times, we remain well positioned to meet the needs of our customers and communities while continuing to deliver value to our shareholders.”

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About Weis Markets

Founded in 1912, Weis Markets, Inc. is a Mid Atlantic food retailer operating 198 stores in Pennsylvania, Maryland, Delaware, New Jersey, New York, West Virginia and Virginia. For more information, please visit: WeisMarkets.com or Facebook.com/WeisMarkets.

In addition to historical information, this news release may contain forward-looking statements, which are included pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  Any forward-looking statements contained herein are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected.  For example, risks and uncertainties can arise with changes in: general economic conditions, including their impact on capital expenditures; business conditions in the retail industry; the regulatory environment; rapidly changing technology and competitive factors, including increased competition with regional and national retailers; and price pressures.  Readers are cautioned not to place undue reliance on forward-looking statements, which reflect management's analysis only as of the date hereof.  The Company undertakes no obligation to publicly revise or update these forward-looking statements to reflect events or circumstances that arise after the date hereof.  Readers should carefully review the risk factors described in other documents the Company files periodically with the Securities and Exchange Commission.

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WEIS MARKETS, INC.

COMPARATIVE SUMMARY OF SALES & EARNINGS

First Quarter — 2021
(Unaudited)

	13 Weeks Ended		Increase
	March 27, 2021	March 28, 2020	(Decrease)
Net sales	$1,006,340,000	$985,820,000	2.1%

Income from operations	31,834,000	37,428,000	(14.9)%

Income before provision for income taxes	$32,670,000	$36,085,000	(9.5)%
Provision for income taxes	8,415,000	9,396,000	(10.4)%
Net income	$24,255,000	$26,689,000	(9.1)%

Weighted-average shares outstanding	26,898,443	26,898,443	—
Basic and diluted earnings per share	$0.90	$0.99	$(0.09)